AMENDMENT TO PURCHASE AND SALE AGREEMENT

     AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Agreement") made as of the 5th day of October, 2001 between ASD GROUP, INC., a Delaware corporation (as to the parcels located on Industry Street), and AUTOMATIC SYSTEMS DEVELOPERS, INC., a New York corporation (as to the Titusville Road parcel), both having an office at 1 Industry Street, Poughkeepsie, New York, 12601 ("Seller"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association having an office at Two Tower Center Boulevard, New Brunswick, New Jersey 08816 ("Purchaser").

                               W I T N E S S E T H

     A. Seller and Purchaser have entered into a Purchase and Sale Agreement dated as of September 24, 2001 (the "Purchase and Sale Agreement") whereby subject to the terms and provisions of the Purchase and Sale Agreement, Seller agreed to sell and Purchaser agreed to purchase from Seller, all of Seller's right, title and interest in and to the Premises (as defined in the Purchase and Sale Agreement).

     B. Purchaser and Seller desire to amend the Purchase and Sale Agreement as more particularly provided herein.

     NOW THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1. Paragraph 2 of the Purchase and Sale Agreement is hereby deleted and the following is inserted in lieu thereof:

     "The purchase price is One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00). (the "Purchase Price"), payable at Closing (as hereinafter defined) by crediting such amount against that certain loan obligation of Seller and others to Purchaser pursuant to a certain Revolving Credit Agreement, as amended and modified."

     2. Paragraph 13 of the Purchase and Sale Agreement is hereby amended by deleting the words "October 5" and inserting "October 11" in lieu thereof.

     3. Paragraph 21, of the Purchase and Sale Agreement is hereby amended by adding the following sentence at the end thereof: "Notwithstanding the foregoing, Purchaser shall have the right to designate an unrelated third party as the grantee under the Agreement to acquire title to that portion of the Premises designated as the Titusville Road parcel, and more particularly described on Schedule A annexed hereto. Purchaser shall give Seller 1 day notice prior to the Closing Date of the name and address of such designee. In addition, Purchaser shall have the right on 1 day notice to Seller prior to the Closing Date to adjourn the closing of title for Titusville Road parcel until October 16, 2001 (the "Titusville Road Closing Date"), in which event all of the terms and conditions of the Purchase and Sale Agreement with respect to the Titusville Road parcel shall

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     survive the Closing Date until the Titusville Road Closing Date.

     4. Purchaser and Seller acknowledge and agree that notwithstanding any provision in the Purchase and Sale Agreement to the contrary, at the Closing, the Premises (other than the Titusville Road parcel) will be subject to a lease agreement dated as of October 5, 20001 by and between ASD Group, Inc. as landlord ("Landlord') and ASD New York, LLC, as tenant (the "Lease"). At the Closing, Landlord shall assign its rights and interest under the lease to Purchaser, or its designee, by executing and delivering to Purchaser, or its designee, the Assignment of Lease and Security Deposit in the form attached hereto.

     5. Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements set forth in the Purchase and Sale Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                  SELLER:

                                  ASD GROUP, INC.


                                  By:/s/ William Courchaine
                                     ------------------------------
                                     Name:  William Courchaine
                                     Title: Chief Operating Officer

                                  AUTOMATIC SYSTEMS DEVELOPERS, INC.


                                  By:/s/ William Courchaine
                                     ------------------------------
                                     Name:  William Courchaine
                                     Title: Chief Operating Officer

                                  PURCHASER:

                                  PNC BANK, NATIONAL ASSOCIATION


                                  By:/s/ Wing Louie
                                     ------------------------------
                                     Name:    Wing Louie
                                     Title:   Vice President